Exhibit 10.32

Bioventus LLC 4721 Emperor Blvd., Suite 100 Durham, NC 27703 USA	1-919-474-6700 1-800-396-4325 www.BioventusGlobal.com

September 27, 2012

Re:	Employment Offer

Dear David:

I am pleased to offer you employment at Bioventus LLC (“Bioventus” or the “Company”) on the terms set forth in this offer letter agreement (the “Agreement”). This Agreement will be effective on October 22, 2012 or a mutually agreeable date and is contingent upon approval of the Bioventus Board of Managers, favorable reference checks, background checks, and drug screen results, and the execution of the enclosed Proprietary Information, Inventions, Non-Solicitation and Non-Compete Agreement and satisfactory review of any non-compete clauses in contracts from past employment.

Employment and Duties

You will be employed in the role of Chief Financial Officer, and you shall perform the duties of this role as are customary and as may be required by Bioventus. You will report to the Chief Executive Officer, Mark Augusti, and you will be based at the headquarters of Bioventus currently located in Durham, NC.

During your employment with Bioventus, you will devote your full-time best efforts and business time and attention to the business of Bioventus.

At-Will Employment Relationship

You may terminate your employment with Bioventus at any time and for any reason whatsoever simply by notifying Bioventus. Likewise, Bioventus may terminate your employment at any time, with or without Cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement approved by Bioventus and signed by you and a duly authorized member of Bioventus.

Base Salary and Employee Benefits

Your base salary will be paid at the initial annual rate of $325,000 (three hundred twenty-five thousand dollars), less payroll deductions and withholdings. You will be paid your base salary on a bi-weekly basis, on Bioventus’ normal payroll schedule. As an exempt salaried employee, you will be required to work Bioventus’ normal business hours, and such additional time as appropriate for your work assignments and positions. You will not be eligible for overtime premiums.

You will also be eligible to receive a grant of Phantom Profits Interest Units in the Company which will equal 10% of the interests available under the Management Incentive Plan (the “Award”). A copy of the plan will be made available for your review.

You will be eligible to receive automotive, club and financial planning perquisites in the aggregate amount of $15,000 (fifteen thousand dollars) annually.

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You will be eligible to participate in Bioventus’ health and welfare, group insurance, retirement and other employee benefit plans, programs and arrangements (pursuant to the terms and conditions of the benefit plans and applicable policies) as are made generally available from time to time to executives of the Company.

You will be eligible for 20 days of vacation per year. For 2012, your vacation will be pro-rated to 5 days. Going forward, you will earn any additional vacation according to the Bioventus vacation policy.

Bioventus may adjust your salary and benefits prospectively at any time at its sole discretion.

Annual Performance Bonus and Merit Planning

In this position, you will be eligible to participate in the Bioventus Executive Annual Incentive Plan (AIP) at a target of fifty (50%) percent of your annual base salary (“Annual Bonus”) which will be prorated for 2012 based on your length of employment with Bioventus in 2012. The Annual Incentive Plan will include components of your personal performance as well as Bioventus’ Business Objectives. The terms and conditions of this plan will be set forth in the plan document. Your performance will be reviewed on or before April 1, 2013 and on a yearly basis thereafter. At that time, your salary will be reviewed along with your performance to determine any adjustment to your base salary.

Relocation

This offer will require that you relocate to our headquarters Durham, North Carolina area. Bioventus will provide professional assistance and the Bioventus Homeowners Relocation package to assist with the expenses associated with your move. Bioventus has engaged the services of Prudential Relocation Global Solutions, who will assign a Relocation Consultant to work with you during the entire relocation process. You will hear from your consultant by telephone shortly after your move is approved by Bioventus. You will have a limit of $100,000.00 for your total relocation costs. Please refer to Bioventus Domestic Relocation Policy Summary that outlines coverage specifics.

Please note: In order to manage relocation costs some services and reimbursements are contingent on the use of vendors or brokers specified by Prudential Relocation Global Solutions. Therefore, you should not contact a real-estate agent or make commitments to any vendor prior to your initial contact by Prudential Relocation Global Solutions. In addition, you may not utilize or ask to have qualified as a broker any family members.

Certain Definitions

For purposes of this Agreement, the following definitions will apply:

(1) Definition of Change in Control. A “Change in Control” shall mean the first to occur of any of the following: (A) any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than persons who are owners of the Company on the Effective Date or its affiliates or permitted transferees) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of interests in the Company representing more than 50% of the voting power of the then outstanding interests in the Company; provided that a Change in Control shall not be deemed to occur as a result of a change of ownership resulting from the death of an owner, and a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another company and in which the owners of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, interests entitling such owners to more than 50% of all votes to which all owners of the parent company would be entitled in the election of members (without consideration of the rights of any class of membership interests to elect members by a separate class vote); or (B) the consummation of (i) a merger or consolidation of the Company with another company where the

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owners of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, membership interests (or other equity instruments) entitling such persons to more than 50% of all votes to which all owners of the surviving company would be entitled in the election of members (without consideration of the rights of any class of membership interests to elect members by a separate class vote); (ii) a sale or other disposition of all or substantially all of the assets of the Company; or (iii) a liquidation or dissolution of the Company.

(2) Definition of Cause. “Cause” for the Company to terminate your employment shall exist if you are given written notice detailing the specific Cause and you fail to cure such event to the satisfaction of the Chief Executive Officer within 30 days if any of the following occurs: (A) your being convicted (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud or violence; (B) your commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (C) your material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, breach of your Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Proprietary Information Agreement”); (D) your gross negligence or willful misconduct in the performance of your duties to the Company, (E) your continued and substantial failure to perform your duties to the Company; or (F) your violation of any material policies, practices, or procedures of Bioventus. The determination that a termination is for Cause shall be made by Bioventus at its sole discretion.

(3) Definition of Good Reason. “Good Reason” for you to terminate your employment shall mean the occurrence of any one of the following events occurring at any time prior to a change of control or during the two-year period following the date of a Change in Control without either (x) your express prior written consent or (y) full cure within 30 days after you give written notice to the Company: (i) material diminution in duties or responsibilities; (ii) a material reduction in your salary, except for across-the-board salary reductions similarly affecting all senior executive officers of the Company; (iii) the relocation of your principal office, or principal place of employment, to a location more than fifty (50) miles from the location of your principal office or principal place of business as of the Effective Date; or (iv) a failure to pay you earned compensation; provided however, that no event shall constitute grounds for a Good Reason termination unless you terminate your employment within sixty days after such event occurs.

Severance Benefits

If, at any time, (i) the Company terminates your employment without Cause, other than as a result of your death or disability or (ii) you terminate your employment for Good Reason, then you shall receive the following severance benefits (the “Severance Benefits”): (i) twelve (12) months of your base salary in effect on the effective date of termination (the “Termination Date”), less applicable taxes and withholdings, paid in substantially equal installments on Bioventus’ regular payroll schedule beginning on the 60th day following the Termination Date and continuing for twelve (12) months; (ii) one hundred percent (100%) of your target Annual Bonus, paid on or about 60 days following the Termination Date (iii) If you timely elect continued coverage under federal COBRA laws or comparable state insurance laws (“COBRA”), then the Company shall pay the COBRA premiums necessary to continue your medical and dental insurance coverage in effect for yourself and your eligible dependents on the termination date for the first twelve (12) months of such coverage (provided that such COBRA reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage or you become eligible for group health insurance benefits through a new employer).

Your receipt of the Severance Benefits is conditional upon (a) your continuing to comply with your obligations under your Proprietary Information Agreement; and (b) your delivering to Bioventus within 45 days following the Termination Date (and not revoking) an effective, general release of all known and unknown claims in favor of Bioventus in the form attached as Exhibit B.

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Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. After the Termination Date, you shall have no duties or responsibilities that are inconsistent with having a “separation from service” (within the meaning of Section 409A) as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” (as determined under Section 409A) and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” (within the meaning of Section 409A) and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of Bioventus. To the extent that any reimbursements are taxable to you, any such reimbursement payment due to you shall be paid to you on or before the last day of the calendar year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that you receive in one taxable year shall not affect the amount of such reimbursements that you receive in any other taxable year.

Compliance with Proprietary Information Agreement and Bioventus Policies

As a condition of employment, you must sign and comply with Bioventus’ standard Proprietary Information Agreement which prohibits unauthorized use or disclosure of Bioventus’ proprietary information and contains certain post-employment non-competition and non-solicitation obligations, among other obligations. In addition, you will be expected to abide by Bioventus’ Code of Conduct and Bioventus’ policies, as may be changed from time to time at Bioventus’ sole discretion.

Non-Disparagement

During and after your employment, you and Bioventus agree not to make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of the other or is reasonably likely to be harmful to you or Bioventus, or to your or Bioventus’ respective businesses, business reputations or personal reputations; provided, however, that nothing in this Agreement shall restrict either party from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; (d) in the ordinary course of performing your or its duties during your employment; (e) from rebutting any statement made or written about you or it; or (f) from making normal competitive statements about Bioventus’ business or products.

Outside Activities

Throughout your employment with Bioventus, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or violate the Bioventus Conflict of Interest Policy.

Assignment

This Agreement may be assigned by Bioventus to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of Bioventus. Upon such assignment, the rights and obligations of Bioventus hereunder shall become the rights and obligations of such affiliate or successor person. You may not assign your rights or obligations to another entity or person.

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Indemnification

Executive shall be entitled to indemnification to the maximum extent permitted by applicable law and the Company’s Operating Agreement, Articles of Incorporation or Bylaws as applicable. At all times during Executive’s employment, the Company shall maintain in effect a directors and officers liability insurance policy with Executive as a covered officer. The Company shall further provide and pay for the defense of any action, arbitration or mediation (collectively, an “Action”) relative to the lawful performance of Executive’s duties or in connection with Executive’s employment at the Company and the existence of such Action or defense shall not provide grounds for termination of Executive’s employment.

Miscellaneous

As required by federal law, this offer is contingent upon satisfactory proof of your identity and right to work in the United States. This Agreement, together with your Proprietary Information Agreement form complete an exclusive statement of your employment agreement with Bioventus. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to Bioventus’ discretion in this Agreement, require a written modification approved by Bioventus. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Bioventus, and inure to the benefit of both you and Bioventus, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina without regard to conflicts of law principles. The parties hereby irrevocably submit to the jurisdiction of the state and federal courts of North Carolina located in or about Raleigh and waive any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile or pdf signatures shall be equivalent to original signatures.

I am very pleased to offer you this position at Bioventus and look forward to your acceptance within the next ten days if you accept employment at Bioventus under the terms described above. I would be happy to discuss any questions that you may have about the terms of the offer. It will be a pleasure to work with you and create the future of Bioventus.

Sincerely,

/s/ Mark Augusti
Mark Augusti
Chief Executive Officer

Understood and Accepted:

/s/ David Price	9/28/12.
David Price	Date

David Price September 21, 2012 Page 6

PROPRIETARY INFORMATION, INVENTIONS,

NON-SOLICITATION, AND NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by Bioventus LLC, its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”) and the compensation paid to me, I hereby enter into this Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Agreement”) and agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose or use any of the Company’s Proprietary Information (defined below), except as such disclosure or use may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during my employment. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, ideas, processes, formulas, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and financial statements, licenses, prices and costs, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining or conducting business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other related non-public information; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other related non-public information; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, I am free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me and I am free to discuss the terms and conditions of my employment with others to the extent permitted by law.

1.3 Third Party Information. I understand that the Company has received and in the future will receive from third parties confidential and/or proprietary knowledge or information (“Third Party Information”). During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

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2. ASSIGNMENT OF INVENTIONS.

2.1 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A a complete list of all Inventions that I have, alone or jointly with others, conceived or developed prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no such disclosure is attached, I represent that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.2 Assignment of Inventions. Subject to Subsection 2.3, I hereby assign and agree to assign in the future to the Company all my right, title and interest in and to all Inventions (and all Proprietary Rights with respect thereto) made or conceived or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.” The term “Proprietary Rights” shall mean all trade secrets, patents, copyrights, trademarks and other intellectual property rights throughout the world.

2.3 Unassigned or Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under North Carolina Statute §§ 66.57.1 and 66.57.2 (hereinafter “Statute 66.57.1-66.57.2”). I have reviewed the notification in paragraph 3 of Exhibit A and agree that my signature acknowledges receipt of the notification.

3. NON-SOLICITATION. During my employment and for a period of twelve (12) months following the termination of my employment with the Company for any reason, I shall not, directly or indirectly:

3.1 solicit or attempt to solicit any Contractor (defined below) or strategic partner of the Company (i) as to which I was informed of any confidential terms in the contract, business arrangement, or negotiation between the Company and such Contractor or strategic partner, or (ii) that is then providing, or is under contract to provide within one (1) year, services to the Company, which would be interrupted or impeded as a result of such solicitation;

3.2 solicit or attempt to solicit, any Customer (defined below) to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company for any purpose, including, but not limited to, the purpose of associating with or becoming a Customer of mine or any entity of which I am or become a partner, stockholder, principal, member, officer, director, employee, agent, trustee or consultant; or

3.3 solicit or attempt to solicit, any Contractor to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company for any purpose, including, but not limited to, the purpose of associating with or becoming a Contractor of mine or any entity of which I am or become a partner, stockholder, principal, member, officer, director, employee, agent, trustee or consultant.

3.4 For purposes of this Agreement, a “Customer” is any person or entity who or which, at any time during the one (1) year prior to the date my employment with the Company ends, (i) was in direct or indirect contact with me or whose identity I learned as a result of my employment with the Company or about which I acquired Proprietary Information and that contracted for or received from the Company any product, service or process; or (ii) was in contact with me or in contact with any other employee, owner, or agent of the Company of which contact I was or should have been aware, concerning any product, service or process with which I worked directly or indirectly during my employment with the Company or about which I acquired Proprietary Information; or (iii) was solicited by the Company or in consideration or planning to be solicited by the Company in an effort in which I was involved or of which I was or should have been aware.

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3.5 For purposes of this Agreement, “Contractor” shall mean consultants or independent contractors with whom the Company does business related to my work for the Company.

3.6 For purposes of this Agreement, “Conflicting Services” means any product, service, or process of any person or organization other than the Company that directly competes with a product, service, or process or the like with which I worked directly or indirectly during my employment by the Company or about which I acquired Proprietary Information during my employment by the Company.

4. NON-INTERFERENCE. During the period of my employment with the Company and for twelve (12) months thereafter, I shall not, directly or indirectly, solicit or attempt to solicit, any person known to me to be an employee of the Company to terminate his or her employment or other relationship with the Company for any purpose whatsoever.

5. NON-COMPETE PROVISION. I agree that for the one (1) year period after the date my employment ends for any reason, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide, Conflicting Services anywhere in any county in North Carolina, or in any other county in any other state in which the Company transacted its business or the Company marketed its products or services during my employment with the Company and for which I have Proprietary Information that would be pertinent to such Conflicting Services, nor will I assist another person to solicit, perform or provide or attempt to solicit, perform or provide Conflicting Services anywhere in such counties.

6. GENERAL PROVISIONS.

6.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of North Carolina as such laws are applied to agreements entered into and to be performed entirely within North Carolina between North Carolina residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in North Carolina for any lawsuit filed there against me by Company arising from or related to this Agreement.

6.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

6.3 Employment At-Will. I agree and understand that nothing in this Agreement shall change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

6.4 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

6.5 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.

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No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

/s/ David Price
David Price

ACCEPTED AND AGREED TO:

Bioventus LLC

By:	/s/ Leigh Ann Stradford

Title:	VP Human Resources

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EXHIBIT A

PREVIOUS INVENTIONS

TO:	BIOVENTUS LLC

FROM:	David Price

DATE:	September 21, 2012

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Bioventus, LLC (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

3.	Limited Exclusion Notification.

THIS IS TO NOTIFY you in accordance with North Carolina General Statute §§ 66.57.1 and 66.57.2 that the foregoing Agreement between you and the Company does not

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require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

a.	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

b.	Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable. You shall have the burden of establishing that any invention is excluded from assignment to the Company by the preceding paragraph.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

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EXHIBIT B

FORM OF GENERAL RELEASE OF ALL CLAIMS

THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of DATE is made by and between David Price (the “Executive”) and Bioventus, LLC (the “Company”).

WHEREAS, the Company and Executive are parties to that certain letter agreement, dated as of DATE (the “Agreement”);

WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive severance and other benefits pursuant to the Agreement subject to the execution of this General Release;

WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such severance and benefits pursuant to the Agreement; and

WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company and to the Company by Executive.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns in their capacities as such (collectively, the “Employer Releasees”) from, and does fully waive any obligations of Employer Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Agreement; or (d) any events occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Agreement other than claims for unpaid severance benefits, bonus or base salary earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil

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Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Executive Releasers may claim existed with Employer Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Notwithstanding anything contained in this Section 1 above to the contrary, nothing contained herein shall constitute a release by any Executive Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (ii) the right to receive severance and other benefits under the Agreement; (iii) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; (iv) any rights of Executive under the Agreement, the [Management Incentive Plan] or otherwise with respect to any phantom equity rights; or (v) this General Release or any of its terms or conditions.

2. Excluded from this General Release and waiver are any claims which cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Employer Releasees with any government agency or any court.

3. Executive agrees never to seek personal recovery from any Employer Releasee in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing an Employer Releasee (excluding any claim by Executive under the ADEA or as otherwise set forth in Section 1 hereof), then Executive shall be liable to the party so sued for such party’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

4. Executive agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by any party of any improper or unlawful conduct.

5. Executive acknowledges and recites that he has:

(a)	executed this General Release knowingly and voluntarily;

(b)	had a reasonable opportunity to consider this General Release;

(c)	read and understands this General Release in its entirety;

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(d) been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice such party wishes with respect to the terms of this General Release before executing it; and

(e) relied solely on his own judgment, belief and knowledge, and such advice as he may have received from his legal counsel.

6. Executive acknowledges and agrees that (a) his execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate the terms of this General Release and (b) he has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.1 Executive shall have seven (7) calendar days from the date he executes this General Release to revoke his waiver of any ADEA claims by providing written notice of the revocation to the Company.

7. Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Agreement.

8. This General Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of North Carolina as applied to contracts made and to be performed entirely within North Carolina.

9. This General Release may be executed by the parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

[1]	In the event the Company determines that Employee’s termination constitutes “an exit incentive or other employment termination program offered to a group or class of employees” under the ADEA, the Company will provide Employee with: (1) forty-five (45) days to consider the General Release; and (2) the disclosure schedules required for an effective release under the ADEA.

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IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year first above written.

BIOVENTUS, LLC:

By:
Mark Augusti
Chief Executive Officer

EXECUTIVE:

David Price